Exhibit 10.26

Form of Director Option Award Agreement

NON-QUALIFIED STOCK OPTION AGREEMENT (this “Agreement”), dated as of [___________], 20[_] (the “Grant Date”), by and among RACKSPACE TECHNOLOGY, INC, a Delaware corporation (the “Company”), and [____________] (the “Optionee”).

WHEREAS, the Company, acting through a Committee (as defined in the Company’s Equity Incentive Plan (the “Plan”)), has granted to the Optionee, effective as of the date of this Agreement, an option under the Plan to purchase a number of shares of Common Stock (as defined in the Plan) on the terms and subject to the conditions set forth in this Agreement and the Plan.

NOW, THEREFORE, in consideration of the promises and of the mutual agreements contained in this Agreement, the parties hereto agree as follows:

Section 1. The Plan. The terms and provisions of the Plan are hereby incorporated into this Agreement as if set forth herein in their entirety (including, without limitation, the provisions of Article V). In the event of a conflict between any provision of this Agreement and the Plan, the provisions of the Plan shall control. A copy of the Plan may be obtained from the Company by the Optionee upon request. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Plan.

Section 2. Option; Option Price. On the terms and subject to the conditions of the Plan and this Agreement, the Optionee shall have the option (the “Option”) to purchase Shares at the price per Share (the “Option Price”) and in the amount set forth on the signature page hereto. Payment of the Option Price may be made in the manner specified by Section 9 of this Agreement or Section 5.9 of the Plan. The Option is not intended to qualify for federal income tax purposes as an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). Except as otherwise provided in this Agreement, the Option shall remain exercisable as to all Vested Options (as defined in Section 4) until the expiration of the Option Term (as defined in Section 3). Except as otherwise provided in Section 4 of this Agreement, upon a Termination of Relationship, the unvested portion of the Option (i.e., that portion that does not constitute Vested Options) shall terminate.

Section 3. Term. The term of the Option (the “Option Term”) shall commence on the Grant Date and expire on the tenth anniversary of the Grant Date, unless the Option shall have been terminated sooner in accordance with the terms of the Plan (including, without limitation, Section 5.7 of the Plan) or this Agreement.

Section 4. Vesting. Subject to the Optionee’s continued service relationship with the Company or its Subsidiaries through the vesting date (except as otherwise provided in this Section 4), the entire Option shall become non-forfeitable (when the Option becomes non-forfeitable, a “Vested Option”) and shall become exercisable in full on [the first anniversary of the Grant Date]; provided, however, that:

(a) the entire Option shall immediately become a Vested Option and shall become exercisable as of immediately prior to the occurrence of a Change in Control; and

(b) if a Termination of Relationship occurs at any time prior to a Change in Control as a result of (A) a termination of the Optionee’s service relationship by the Company or its Subsidiaries without Cause or (B) the Optionee’s death, serious illness or Disability, (1) the Option shall become a Vested Option and shall become exercisable as of the date of such Termination of Relationship and shall remain outstanding pursuant to the provisions of Section 8(a) with respect to the aggregate number of Option Shares subject to the Option, multiplied by a fraction, (x) the numerator of which is equal to the number of calendar days that have elapsed since the Grant Date and (y) the denominator of which is equal to 365, and (2) if a Change in Control occurs within 90 days following such Termination of Relationship, the entire Option shall immediately become a Vested Option and shall become exercisable as of immediately prior to the occurrence of such Change in Control and such Vested Option shall remain outstanding pursuant to the provisions of Section 8(a) as if the Termination of the Relationship occurred on the date of the Change in Control.

Notwithstanding anything contained herein to the contrary, except as otherwise provided in this Section 4, the Option shall cease vesting as of the date of the Optionee’s Termination of Relationship with the Company or any of its Subsidiaries for any reason and no portion of the Option that is not a Vested Option as of such time shall become a Vested Option thereafter (i.e., the portion of the Option that is not a Vested Option shall be forfeited immediately); provided, that, in the event that the Optionee experiences a Termination of Relationship for Cause, all Options then held by the Optionee (whether vested or unvested) shall immediately be forfeited.

Section 5. Restrictive Covenants. The Optionee acknowledges and agrees that by accepting the Options issued hereunder, the Optionee shall be bound by, and shall abide by, the covenants set forth in this Section 5, in addition to any other representations, warranties, and covenants set forth in (but subject to any exceptions set forth in) any Service Agreement or other document required by the Committee with respect to such grant.

(a) Non-Solicitation; No Hire. To the fullest extent permitted by applicable law, the Optionee agrees that during the Optionee’s employment or other service relationship with the Company Group, and for the one (1) year period following the Optionee’s Termination of Relationship for any reason, the Optionee will not, directly or indirectly, on the Optionee’s own behalf or on behalf of another (i) solicit, induce or attempt to solicit or induce any officer, director or employee of the Company Group to terminate their relationship with or leave the employ of the Company Group, or in any way interfere with the relationship between any member of the Company Group, on the one hand, and any officer, director or employee thereof, on the other hand, (ii) hire (or other similar arrangement) any Person (in any capacity whether as an officer, director, employee or consultant) who is or at any time was an officer, director or employee of the Company Group until six (6) months after such individual’s relationship (whether as an officer, director or employee) with the Company Group has ended, or (iii) induce or attempt to induce any customer, supplier, prospect, licensee or other business relation of the Company Group to cease doing business with the Company Group, or in any way interfere with the relationship between any such customer, supplier, prospect, licensee or business relation, on the one hand, and the Company Group, on the other hand.

(b) Non-Competition. To the fullest extent permitted by applicable law, the Optionee agrees that during the Optionee’s employment or other service relationship with the Company Group, and for the one (1) year period following the Optionee’s Termination of Relationship for any reason, the Optionee will not, directly or indirectly, have any equity or equity-based interest, or work or otherwise provide services as an employee, contractor, officer, owner, consultant, partner, director or otherwise, in any business anywhere in the world that sells hosting and information technology services substantially similar to those services provided by the Company Group, namely (i) provisioning, hosting, management, monitoring, supporting, or maintenance of applications, computer servers (whether dedicated, shared or virtual) and network connectivity in a datacenter for remote use via the Internet, (ii) hosted email, storage, collaboration, compute, virtual networking and similar services, and (iii) all similar related services. Notwithstanding the foregoing, the Optionee shall be permitted to acquire a passive stock or equity interest in such a business, provided that the stock or other equity interest acquired is not more than five percent (5%) of the outstanding interest in such business.

(c) Nondisclosure of Confidential Information; Return of Property. The Optionee recognizes and acknowledges that he or she has access to the confidential information and/or has had material contact with the Company Group’s customers, suppliers, licensees, representatives, agents, partners, licensors, or business relations. The Optionee agrees that at any time during or after such time as the Optionee is a Participant in the Plan, the Optionee shall maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for the Optionee’s benefit or the benefit of any Person, any confidential or proprietary information or trade secrets of or relating to the Company Group, including, without limitation, information with respect to the Company Group’s operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, compensation paid to employees or other terms of employment, or deliver to any Person any document, record, notebook, computer program or similar repository of or containing any such confidential or proprietary information or trade secrets. Upon the Optionee’s Termination of Relationship for any reason, the Optionee shall promptly deliver to the Company (with the cost of shipping reimbursed by the Company) all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the Company Group’s customers, business plans, marketing strategies, products or processes. The Optionee may respond to a lawful and valid subpoena or other legal process but shall give the Company Group the earliest possible notice thereof, shall, as much in advance of the return date as possible, make available to the Company Group and its counsel the documents and other information sought and, if requested by the Company Group, shall reasonably assist such counsel in resisting or otherwise responding to such process.

(d) Non-Disparagement. The Optionee shall not, at any time, directly or indirectly, knowingly disparage, criticize, or otherwise make derogatory statements regarding the Company Group, or any of its successors, directors or officers. The foregoing shall not be violated by the Optionee’s truthful responses to legal process or inquiry by a governmental authority.

(e) Intellectual Property Rights.

(i) The Optionee agrees that the results and proceeds of the Optionee’s services for the Company Group (including, but not limited to, any trade secrets, products, services, processes, know-how, designs, developments, innovations, analyses, drawings, reports, techniques, formulas, methods, developmental or experimental work, improvements, discoveries, inventions, ideas, source and object codes, programs, matters of a literary, musical, dramatic or otherwise creative nature, writings and other works of authorship) resulting from services performed for the Company Group and any works in progress, whether or not patentable or registrable under copyright or similar statutes, that were made, developed, conceived or reduced to practice or learned by the Optionee, either alone or jointly with others (collectively, “Inventions”), shall be works-made-for-hire and the Company (or, if applicable or as directed by the Company Group) shall be deemed the sole owner throughout the universe of any and all trade secret, patent, copyright and other intellectual property rights (collectively, “Proprietary Rights”) of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, with the right to use the same in perpetuity in any manner the Company determines in its sole discretion, without any further payment to the Optionee whatsoever. If, for any reason, any of such results and proceeds shall not legally be a work-made-for-hire and/or there are any Proprietary Rights which do not accrue to the Company Group under the immediately preceding sentence, then the Optionee hereby irrevocably assigns and agrees to assign any and all of the Optionee’s right, title and interest thereto, including, without limitation, any and all Proprietary Rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, to the Company (or, if applicable or as directed by the Company, any of its Subsidiaries or Affiliates), and the Company or such Subsidiaries or Affiliates shall have the right to use the same in perpetuity throughout the universe in any manner determined by the Company or such Subsidiaries or Affiliates without any further payment to the Optionee whatsoever. As to any Invention that the Optionee is required to assign, the Optionee shall promptly and fully disclose to the Company all information known to the Optionee concerning such Invention. The Optionee hereby waives and quitclaims to the Company Group any and all claims, of any nature whatsoever, that the Optionee now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company Group.

(ii) The Optionee agrees that, from time to time, as may be requested by the Company and at the Company’s sole cost and expense, the Optionee shall do any and all things that the Company may reasonably deem useful or desirable to establish or document the Company Group’s exclusive ownership throughout the United States of America or any other country of any and all Proprietary Rights in any such Inventions, including, without limitation, the execution of appropriate copyright and/or patent applications or assignments. To the extent the Optionee has any Proprietary Rights in the Inventions that cannot be assigned in the manner described above, the Optionee unconditionally and irrevocably waives the enforcement of such Proprietary Rights. This Section 5(e) is subject to and shall not be deemed to limit, restrict or constitute any waiver by the Company Group of any Proprietary Rights of ownership to which the Company Group may be entitled by operation of law by virtue of the Optionee’s employment with, or service to, the Company Group. The Optionee further agrees that, from time to time, as may be requested by the Company and at the Company’s sole cost and expense, the Optionee shall assist the Company Group in every proper and lawful way to obtain and from time to time enforce Proprietary Rights relating to Inventions in any and all countries. To this end, the Optionee shall execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining, and enforcing such Proprietary Rights and the assignment thereof. In addition, the Optionee shall execute, verify, and deliver assignments of such Proprietary Rights to the Company or its designees. The Optionee’s obligation to assist the Company Group with respect to Proprietary Rights relating to such Inventions in any and all countries shall continue beyond the Optionee’s Termination of Relationship.

(f) Restrictive Covenants Generally. If, at the time of enforcement of the covenants contained in this Section 5 (the “Restrictive Covenants”), a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by applicable law. The Optionee hereby acknowledges that the Restrictive Covenants are reasonable in terms of duration, scope and area restrictions and are necessary to protect the goodwill of the Company Group. The Optionee further acknowledges and agrees that the Restrictive Covenants are being agreed to by the Optionee in connection with the Company’s issuance of an Award to the Optionee under the Plan, and are in addition to, not in substitution for, any restrictive covenants to which the Optionee is or may become subject in connection with any relationship with the Company Group.

(g) Enforcement. If the Optionee breaches, or threatens to commit a breach of, any of the Restrictive Covenants, the Company Group shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to the Company Group at law or in equity: (i) the right and remedy to seek to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction (without posting a bond), it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company Group and that money damages would not provide an adequate remedy to the Company Group; and (ii) the right and remedy to require the Optionee to account for and pay over to the Company any profits, monies, accruals, increments or other benefits derived or received by the Optionee as the result of any transactions constituting a breach of the Restrictive Covenants. In the event of any breach or violation by the Optionee of any of the Restrictive Covenants, the time period of such covenant with respect to the Optionee shall, to the fullest extent permitted by law, be tolled until such breach or violation is resolved.

Section 6. Restriction on Transfer. Except for transfers to an Affiliate (determined as if the Optionee were a Holder, as defined in the Investor Rights Agreement) for estate planning purposes, the Option may not be transferred, pledged, assigned, hypothecated or otherwise disposed of in any way by the Optionee and may be exercised during the lifetime of the Optionee only by the Optionee. If the Optionee dies, the Option shall thereafter be exercisable, during the period specified in Section 8 of this Agreement, by his or her executors or administrators to the full extent to which the Option was exercisable by the Optionee at the time of his or her death. The Option shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Option contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the Option, shall be null and void and without effect. Upon the exercise of an Option, to the extent such Optionee is not then a party to the Investor Rights Agreement, the Optionee shall deliver to the

Company an Adoption Agreement, in form and substance satisfactory to the Committee, pursuant to which the Optionee agrees to become a party to the Investor Rights Agreement. The Company agrees that the Optionee shall be treated as an Other Shares Holder under Section 10.1 of the Investor Rights Agreement with respect to the Shares acquired upon exercise of the Option.

Section 7. Optionee’s Employment or Other Service Relationship. Nothing in the Option shall confer upon the Optionee any right to continue the Optionee’s employment or other service relationship with the Company or any of its Affiliates or interfere in any way with the right of the Company or its Affiliates or stockholders, as the case may be, to terminate the Optionee’s employment or other service relationship with the Company or its Affiliates or to increase or decrease the Optionee’s compensation at any time. The grant of the Option is a one-time benefit and does not create any contractual or other right to receive any other grant of other Awards under the Plan in the future. The grant of the Option does not form part of the Optionee’s entitlement to remuneration or benefits in terms of his or her employment or other service relationship with the Company or any Subsidiary.

Section 8. Termination.

(a) Following a Termination of Relationship, the Option shall automatically terminate without consideration and shall become null and void and be of no further force and effect upon the earliest of:

(i) The tenth anniversary of the Grant Date;

(ii) The first anniversary of any Termination of Relationship of the Optionee due to the Optionee’s death or by the Company due to the Optionee’s Disability;

(iii) The 90th day following any Termination of Relationship of the Optionee due to the Optionee’s resignation for any reason or the Optionee’s Termination of Relationship without Cause;

(iv) The date of the Termination of Relationship of the Optionee for Cause.

(b) Option Shares acquired upon the exercise of Vested Options may be repurchased pursuant to the terms of the Investor Rights Agreement.

Section 9. Payment of Option Price. The Optionee shall be responsible for all applicable U.S. federal, state, local, and non-U.S. income tax obligations payable in respect of the Option. Notwithstanding anything to the contrary in the Plan, the Optionee may, following the Optionee’s Termination of Relationship as a result of (i) a termination of the Optionee’s service relationship by the Company or its Subsidiaries without Cause or (ii) the Optionee’s death, serious illness or Disability, or at any other time with the consent of the Committee, pay for the exercise of a Vested Option by instructing the Company to deduct from the number of Shares with respect to which the Option is being exercised a number of Shares having, as of the date of such exercise, a Fair Market Value of the Common Stock (as defined in the Investor Rights Agreement) equal to the aggregate Option Price of the Shares with respect to which the Option is being exercised.

Section 10. Notices.

(a) The Optionee shall be entitled to receive notice of an event that would entitle the Optionee to notice under the Investor Rights Agreement were the Optionee a holder of the Option Shares in sufficient time to afford the Optionee with an opportunity to exercise a Vested Option (or the unvested portion of the Option that would become a Vested Option upon such event) in advance of such event.

(b) All notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given and delivered if personally delivered or if sent by nationally recognized overnight courier, by facsimile, by email, or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

If to the Company, to it at its current executive offices.

with a copy (which shall not constitute notice) to:

Apollo Global Management

9 West 57th Street, 43rd Floor

New York, NY 10019

Fax: (646) 607-0546

Attention: David Sambur

Email:

and a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

Fax: (212) 757-3990

Attention: Taurie M. Zeitzer

Email:

If to the Optionee, to him or her at the address set forth on the signature page hereto or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. Any such notice or communication shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery (or if such date is not a business day, on the next business day after the date of delivery), (b) in the case of nationally recognized overnight courier, on the next business day after the date sent, (c) in the case of facsimile transmission, when received (or if not sent on a business day, on the next business day after the date sent), (d) in the case of email, when transmitted via email (in each case, if no “system error” or other notice of non-delivery is generated) to the applicable party and its legal counsel set forth above, and (e) in the case of mailing, on the third business day following that on which the piece of mail containing such communication is posted.

Section 11. Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement must be in writing and shall not operate or be construed as a waiver of any other or subsequent breach.

Section 12. Optionee’s Undertaking. The Optionee hereby agrees to take whatever additional actions and execute whatever additional documents the Company may in its reasonable judgment deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on the Optionee pursuant to the express provisions of this Agreement and the Plan.

Section 13. Modification of Rights. The rights of the Optionee are subject to modification and termination in certain events as provided in this Agreement and the Plan (with respect to the Options granted hereby). Notwithstanding the foregoing, the Optionee’s rights under this Agreement and the Plan may not be impaired without the Optionee’s consent.

Section 14. Governing Law; Consent to Jurisdiction.

(a) NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN ANY SERVICE AGREEMENT, THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF DELAWARE WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

(b) Notwithstanding anything to the contrary contained in any Service Agreement, each of the parties hereto irrevocably (i) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery, or in the event (but only in the event) that the Delaware Court of Chancery does not have subject matter jurisdiction over such legal action or proceeding, the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court for the District of Delaware also does not have subject matter jurisdiction over such legal action or proceeding, any Delaware state court sitting in New Castle County, in connection with any matter based upon or arising out of this Agreement or the actions of the parties hereof, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement in any court other than the courts of the State of Delaware, as described above. Each party to this Agreement hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable law, that the suit, action or proceeding in any such court is brought in an inconvenient forum, that the venue of such suit, action or proceeding is improper, or that this Agreement or the subject matter hereof may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which a party hereto is entitled pursuant to the final judgment of any court having jurisdiction.

Section 15. Counterparts. This Agreement may be executed in one or more counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts together shall constitute but one agreement.

Section 16. Entire Agreement. This Agreement, the Plan (and the other writings referred to herein), and the Investor Rights Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior written or oral negotiations, commitments, representations and agreements with respect thereto.

Section 17. Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 18. Enforcement. In the event the Company or the Optionee institutes litigation to enforce or protect its rights under this Agreement or the Plan, each party shall be solely responsible for all attorneys’ fees, out-of-pocket costs and disbursements it incurs relating to such litigation.

Section 19. Waiver of Jury Trial. Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent that it may legally and effectively do so, trial by jury in any suit, action or proceeding arising hereunder.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Non-Qualified Stock Option Agreement as of the date first written above.

RACKSPACE TECHNOLOGY, INC

By:
Name:
Title:

OPTIONEE

[Name]

Residence Address:

Number of Shares of Common Stock subject to Option: [________]

Option Price: $[_____]